UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 1, 2011

Forward Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	000-6669	13-1950672
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3110 Main St. Suite 400, Santa Monica, CA	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 526-3005

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

            On November 1, 2011, Forward Industries, Inc. (the “Company”) entered into an agreement with RGJR Capital Partners LLC (“RGJR”) to provide Robert Garrett, Jr. as a consultant for a term of up to six months to assist management in implementation of its growth strategy pursuant to a letter agreement, effective as of October 1, 2011, between the Company and RGJR (the “Agreement”).  RGJR and Mr. Garrett will report to the Executive Committee of the Company’s Board of Directors.  RGJR will receive a consulting fee of $30,000 per month and Mr. Garrett has been awarded options to purchase up to 160,000 shares of common stock of the Company at an exercise price of $2.05, the closing fair market value on November 3, 2011, the grant date.  Such options have a three year term and vest in six equal installments beginning November 15, 2011 and then on the last day of each month commencing November 30, 2011 through March 31, 2012, subject to RGJR’s and Mr. Garrett’s continued involvement with the Company.

            Mr. Garrett brings with him the experience of building startup companies and operating businesses across multiple data intensive industries.

            The foregoing description of the Agreement is qualified in its entirety by reference to this Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits

(d)	Exhibits

10.1	Letter Agreement between Forward Industries, Inc. and RGJR Capital Partners LLC

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2011	By:	/s/ Brett M. Johnson
		Name:	Brett M. Johnson
		Title:	Principal Executive Officer

EXHIBIT INDEX

10.1	Letter Agreement between Forward Industries, Inc. and RGJR Capital Partners LLC